Exhibit 99.1

RAPT Therapeutics Reports Third Quarter 2019 Financial Results and Recent Highlights

SOUTH SAN FRANCISCO, Calif. – December 11, 2019 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the third quarter ended September 30, 2019 and provided an update on recent operational and business progress.

“We are pleased to report significant progress as a public company following our initial public offering,” said Brian Wong, M.D., Ph.D., President and CEO of RAPT Therapeutics. “This includes clinical and operational advancement of our two lead compounds, FLX475 for oncology and RPT193 for allergic inflammatory disease. We recently announced a collaboration with Hanmi for FLX475 in Asia, a region with a high prevalence of ‘charged’ tumors. As we look toward 2020, we expect to report clinical proof of concept data for each program as we reach milestone events in our ongoing clinical trials.”

Recent Highlights

•

Signed a license and collaboration agreement with Hanmi Pharmaceutical Co., LTD for the development and commercialization of FLX475 in Korea and China, including Taiwan and Hong Kong. RAPT will receive $10 million in an upfront payment and near-term milestone payment, and will receive up to $48 million in success-based development milestones and up to $60 million in potential sales milestones, as well as double-digit royalties on any future sales of FLX475 in the specified territories. In addition to leveraging its clinical trial infrastructure in Korea and China to augment RAPT’s ongoing Phase 1/2 clinical study of FLX475, Hanmi will conduct a Phase 2 clinical trial in Korea and China to evaluate FLX475 in patients with gastric cancer.

•	Continued enrolling patients with “charged” tumors in a Phase 1/2 study of FLX475 as a monotherapy and in combination with pembrolizumab.

•	Initiated a first-in-human Phase 1 study of RPT193, a CCR4 antagonist to treat allergic inflammatory diseases, including atopic dermatitis.

•

Completed its initial public offering (IPO), raising $33.8 million in net proceeds, which includes the underwriters’ exercise of their overallotment option to purchase additional shares at the IPO price. The Company’s stock commenced trading on the Nasdaq Global Select Market under the ticker symbol “RAPT.”

•	Appointed Rodney Young as Chief Financial Officer.

•	Appointed Wendye Robbins, M.D., President and CEO of Blade Therapeutics, and Mary Ann Gray, Ph.D., President of Gray Strategic Advisors, LLC, to the Board of Directors.

Financial Results for the Third Quarter and Nine Months Ended September 30, 2019

Third Quarter ended September 30, 2019

Net loss for the third quarter of 2019 was $10.0 million, compared to $10.3 million for the third quarter of 2018.

Research and development expenses for the third quarter of 2019 were $8.6 million, compared to $9.2 million for the same period in 2018. The decrease was primarily due to decreases in costs relating to the clinical development of FLX475, outsourced research and development, and lab supplies, offset by increases in costs relating to the clinical development of RPT193 and personnel.

General and administrative expenses for the third quarter of 2019 were $1.7 million, compared to $1.4 million for the same period in 2018.

Nine Months Ended September 30, 2019

Net loss for the nine months ended September 30, 2019 was $29.8 million, compared to $26.7 million for the same period in 2018.

Research and development expenses for the nine months ended September 30, 2019 were $24.7 million, compared to $23.4 million for the same period in 2018. The increase was primarily due to increases in costs relating to the clinical development of RPT193, facilities and personnel, offset by decreases in costs relating to the clinical development of FLX475, lab supplies and outsourced research and development.

General and administrative expenses for the nine months ended September 30, 2019 were $6.1 million, compared to $3.9 million for the same period in 2018. The increase was primarily due to increases in professional service fees related to the Company’s preparation of its initial public offering.

As of September 30, 2019, the Company had cash and cash equivalents of $48.3 million. The Company completed its initial public offering on November 4, 2019 and received net proceeds of approximately $33.8 million, which includes the underwriters’ exercise of the overallotment option.

About RAPT Therapeutics, Inc.

RAPT Therapeutics (formerly FLX Bio) is a clinical stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune responses underlying these diseases. In its first four years since inception, RAPT has discovered and advanced two unique drug candidates, each targeting C-C motif chemokine receptor 4 (CCR4). RAPT’s lead oncology drug candidate, FLX475, reached the clinic in just two and a half years and the Company’s lead inflammation drug candidate, RPT193, is also in the clinic. The Company is also pursuing a range of targets, including general control nonderepressible 2 and hematopoietic progenitor kinase 1, that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about: the clinical development of FLX475 and RPT193, the anticipated timing of clinical data and RAPT’s collaboration with Hanmi in regard to the Asian market. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s final prospectus filed with the Securities and Exchange Commission on November 1, 2019 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Angela Bitting

media@rapt.com

(925) 202-6211

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$8,582	$9,181	$24,720	$23,387
General and administrative	1,733	1,364	6,094	3,889

Total operating expenses	10,315	10,545	30,814	27,276

Loss from operations	10,315	10,545	30,814	27,276
Other income:
Other income, net	344	261	1,033	559

Net loss	$(9,971)	$(10,284)	$(29,781)	$(26,717)
Other comprehensive income/(loss)	15	(4)	17	(4)

Total comprehensive loss	$(9,956)	$(10,288)	$(29,764)	$(26,721)

Net loss per share, basic and diluted	$(12.41)	$(15.90)	$(40.15)	$(45.11)

Weighted average number of shares used in computing net loss per share, basic and diluted	803,229	646,800	741,711	592,237

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$48,310	$63,798
Prepaid expenses and other current assets	2,914	1,264

Total current assets	51,224	65,062
Property and equipment, net	4,002	4,159
Other assets	3,143	389

Total assets	$58,369	$69,610

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,590	$1,771
Accrued expenses	3,410	2,488
Other current liabilities	457	384

Total current liabilities	5,457	4,643
Deferred rent, net of current portion	2,219	969
Commitments
Convertible preferred stock	175,490	161,111
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	23,923	22,441
Related party promissory note for the purchase of common stock	—	(598)
Accumulated other comprehensive income/(loss)	13	(4)
Accumulated deficit	(148,734)	(118,953)

Total stockholders’ (deficit) equity	(124,797)	(97,113)

Total liabilities, convertible preferred stock and stockholders’ (deficit)	$58,369	$69,610